NOTICE OF PARTIAL REDEMPTION
$50,000,000 Aggregate Principal Amount
of the Outstanding
Senior Floating Rate Notes due 2010
PARKER DRILLING COMPANY
CUSIP No. 701081 AP 6*
     NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the Indenture, dated as of September 2, 2004 (the “Indenture”), among Parker Drilling Company, a Delaware corporation (the “Company”), the subsidiaries of the Company named therein as guarantors and JPMorgan Chase Bank, National Association, as Trustee, that the Company has elected to redeem on September 8, 2006 (the “Redemption Date”) $50,000,000 aggregate principal amount of its outstanding Senior Floating Rate Notes due 2010 (the “Notes”). The Notes to be redeemed will be selected in accordance with the applicable procedures of The Depository Trust Company for partial redemptions. The Notes are being called for redemption pursuant to Section 3.07 of the Indenture and Paragraph 5 of the Notes.
     $50,000,000 aggregate principal amount of the Notes outstanding on the Redemption Date (the “Redeemed Notes”) will be redeemed at the redemption price of 102.00% of the principal amount of the Notes (the “Redemption Price”), or $1,020.00 per $1,000 principal amount of Notes. In addition, holders of Redeemed Notes will receive accrued and unpaid interest thereon from September 1, 2006 up to but not including the Redemption Date. Copies of this Notice of Redemption are being mailed by JPMorgan Chase Bank, National Association, as the paying agent (the “Paying Agent”), directly to holders of record of the Notes as such holders appear in the securities register maintained by the Company.
     Unless the Company defaults in making the redemption payment, on and after the Redemption Date, the Redeemed Notes will no longer be deemed to be outstanding, interest on the Redeemed Notes will cease to accrue and all other rights with respect to the Redeemed Notes will cease and terminate, except only the right of the holders thereof to receive the Redemption Price, without interest, upon surrender of the Redeemed Notes to the Paying Agent.
     Under United States federal income tax law, the Paying Agent is required to withhold 28% of the principal amount of your holdings redeemed unless it is provided with your social security number or federal employer identification number, properly certified.
     Redeemed Notes must be surrendered to the Paying Agent to collect the Redemption Price. To receive the Redemption Price, certificates representing the Redeemed Notes must be surrendered to the Paying Agent at the following address:

By Mail:	By Express Delivery:
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association
Institutional Trust Services	Institutional Trust Services
P. O. Box 2320 2001	Bryan Street, 10th Floor
Dallas, Texas 75221-2320	Dallas, TX 75201

JPMorgan Chase Bank, National Association, as Trustee
Dated: August 8, 2006	(800) 275-2048 (toll-free)

*	The CUSIP number is included in this notice of redemption solely for the convenience of the holders of the Notes. Neither the Company nor the Trustee is responsible for the selection or use of the CUSIP number, nor is any representation made as to the correctness or accuracy of the CUSIP number printed on the Notes or listed in this notice of redemption.